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                                                                  EXHIBIT 10.116

                              ENGAGEMENT AGREEMENT

         This ENGAGEMENT AGREEMENT (this "Agreement") is made as of this 3rd day of May, 2002, by and between Nexell Therapeutics, Inc., a Delaware corporation ("Nexell"), having its principal place of business at 9 Parker, Irvine, CA 92618 and Odyssey Capital Group, LLC, an Arizona limited liability company ("Odyssey"), having its principal place of business at 302 North First Avenue, 9/th/ Floor, Phoenix, AZ 85003.

                                    RECITALS

         WHEREAS, Nexell desires to employ Odyssey to provide certain financial advisory services to Nexell, including services relating to a (a) potential merger or sale of Nexell's stock and/or assets or (b) a potential restructuring of Nexell's assets and liabilities. Odyssey desires to provide certain financial advisory services to Nexell pursuant to and in accordance with the terms and conditions contained hereinafter.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

                                    AGREEMENT

Section 1.        Statement of Work.

       1.1. Financial Advisory Services. Odyssey shall:

               i. to the extent it deems necessary, appropriate and feasible, familiarize itself with the business, operations, properties, financial condition and prospects of Nexell; and

               ii. to the extent requested by Nexell, advise Nexell in connection with a potential merger or sale of Nexell's stock and/or assets (a "Transaction'); and

               ii. if Nexell determines to undertake a Restructuring (as defined below) or an orderly windup of its business, advise and assist Nexell in structuring and effecting the financial aspects of such a transaction or transactions, subject to the terms and conditions of this Agreement.

       1.2. Restructuring Services. If Nexell pursues a Restructuring, Odyssey shall:

               i. provide financial advice and assistance to Nexell in developing and seeking approval of a Restructuring, which may include a sale of all or substantially all of Nexell's assets pursuant to 11 U.S.C.(S)(S)363 and 365 (a "363 Sale");

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               ii.  if requested by Nexell, assist Nexell and/or participate in negotiations with entities or groups who are parties to a 363 Sale or otherwise affected by a Restructuring; and

               iii. if requested by Nexell, participate in hearings before the
                    Bankruptcy Court (as defined below) with respect to the matters upon which Odyssey has provided advice, including, as relevant, providing testimony concerning the standards for confirmation of a plan of reorganization under 11 U.S.C.
                    (S)1129 and the standards for a 363 Sale. Nexell acknowledges the important role of its counsel in adequately preparing Odyssey personnel for such testimony.

               For purposes of this Agreement, the term "Restructuring" shall mean (a) any recapitilization or restructuring (including, without limitation, through any exchange, conversion, cancellation, forgiveness, retirement and/or a material modification or amendment to the terms, conditions or covenants thereof) of Nexell's equity and/or debt securities and/or other indebtedness, obligations or liabilities (including preferred stock, partnership interests, lease obligations, trade credit facilities and/or contract or tort obligations), including pursuant to a repurchase or an exchange transaction; a plan of reorganization, as modified from time to time (a "Plan") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et. seq. (the "Bankruptcy Code"), or a solicitation of consents, waivers, acceptances or authorizations; or (b) a 363 Sale (which shall include a 363 Sale consummated prior to or as part of the Plan).

Section 2. Term.

         The term of this Agreement shall commence on May 3/rd/, 2002 and terminate on October 1/st/, 2002 (the "Term"). The Term may be extended at any time by Nexell upon the mutual written consent of Odyssey and Nexell.

Section 3. Compensation.

         3.1. Hourly Rate. Odyssey shall bill Nexell at a rate of $300 per hour for Mr. Grant Lyon's services. No other person from Odyssey will provide services to Nexell, without Nexell's prior approval.

         3.2. Retainer. Upon execution of this agreement, Nexell shall pay Odyssey a $15,000 retainer, to be applied against Odyssey's billings, as deemed by Odyssey.

         3.3. Reimbursement of Expenses. In addition to any fees payable by Nexell to Odyssey hereunder, Nexell shall, whether or not any transaction contemplated by this Agreement shall be proposed or consummated, reimburse Odyssey on a monthly basis for its travel and other reasonable out-of-pocket expenses (including all reasonable fees, disbursements and other charges of counsel to be retained by Odyssey, and of other consultants and advisors retained by Odyssey with Nexell consent) incurred in connection with, or arising out of Odyssey's activities

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under or contemplated by this engagement provided, however, that such expenses shall not exceed in the aggregate $10,000 without Nexell's prior written consent. Nexell shall also reimburse Odyssey, at such times as Odyssey shall request, for any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to or contemplated by, this engagement. Such reimbursements shall be made promptly upon submission by Odyssey of statements for such expenses.

Section 4. Termination.

         This Agreement and Odyssey's engagement hereunder may be terminated by Nexell or by Odyssey at any time, upon prior written notice thereof to the other party; provided, however, that (a) termination of Odyssey's engagement hereunder shall not affect Nexell continuing obligation to indemnify Odyssey and certain related persons as provided for in this Agreement, and its continuing obligations and agreements under Section 9, (b) notwithstanding any such termination, Odyssey, shall be entitled to the full fees in the amounts, at the times and subject to the terms and conditions provided for in Section 3 hereof and (c) any termination of Odyssey's engagement hereunder shall not affect Nexell obligation to reimburse expenses accruing prior to such termination to the extent provided in Section 3 hereof.

Section 5. Representations of Nexell.

         Nexell hereby acknowledges that the ability of Odyssey to adequately provide financial advisory services hereunder is dependent upon the prompt dissemination of accurate, correct and complete information to Odyssey. Nexell represents and warrants (i) that this Agreement and the transactions contemplated hereunder, have been duly and validly authorized by all requisite corporate action; (ii) that Nexell has the full right, power and capacity to execute, deliver and perform its obligations hereunder; (iii) that this Agreement, upon execution and delivery of the same by Nexell, will represent the valid and binding obligation of Nexell enforceable in accordance with its terms; and (iv) that all information furnished by Nexell or on its behalf to Odyssey will be accurate and complete in all material respects. The representations and warranties set forth herein shall survive the termination of this Agreement.

Section 6. Provision of Information.

         Nexell shall make available to Odyssey all information concerning the business, assets, operations, financial condition and prospects that Odyssey reasonably requests in connection with the services to be performed for Nexell hereunder to the extent that Nexell has access to such information. Nexell shall provide Odyssey with reasonable access to Nexell officers, directors, employees, independent accountants and other advisors and agents as Odyssey shall deem appropriate. Nexell recognizes and confirms that in advising Nexell and completing its engagement hereunder, Odyssey will be using and relying on publicly available information and on data, material and other information furnished to Odyssey by Nexell and other parties with respect to Nexell. It is understood that in performing under this engagement Odyssey may

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assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished. Odyssey agrees to maintain the confidentiality of any nonpublic information furnished to it by Nexell.

Section 7. [Reserved]

Section 8. Independent Contractor.

         Odyssey has been retained under this Agreement as an independent contractor with no agency relationship to Nexell or to any other party. The advice (oral or written) rendered by Odyssey pursuant to this Agreement is intended solely for the benefit and use of the board of directors and stockholders of Nexell in considering the matters to which this Agreement relates, and Nexell agrees that such advice may not be relied upon by any other person or entity.

Section 9. Indemnification.

         9.1. Nexell hereby agrees to indemnify and hold harmless Odyssey and its affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the "Indemnified Persons"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them which (A) are related to or arise out of (i) actions or alleged actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by Nexell or (ii) actions or alleged actions taken or omitted to be taken by an Indemnified Person with Nexell consent or in conformity with Nexell actions or omissions or (B) are otherwise related to or arise out of Odyssey's activities undertaken pursuant to this Agreement. Nexell will not be responsible, however, for any losses, claims, damages, liabilities or expenses which are judicially determined to have resulted primarily from the gross negligence or willful misconduct of the person seeking indemnification hereunder.

         9.2. After receipt by an Indemnified Person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify Nexell in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify Nexell will relieve Nexell from any liability which Nexell may have hereunder only if, and to the extent that such failure results in the forfeiture by Nexell of substantial rights and defenses, and will not in any event relieve Nexell from any other obligation or liability that Nexell may have to any Indemnified Person otherwise than under these indemnification provisions. If Nexell so elects or is requested by such Indemnified Person, Nexell will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Odyssey and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnified Person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or

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proceeding include both an Indemnified Person and Nexell, and such Indemnified
Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to Nexell, or if Nexell fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Person, in either case in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and Nexell will pay the reasonable fees and disbursements of such counsel; provided, however, that Nexell will not be required to pay the reasonable fees and disbursements of more than one separate counsel (in addition to local counsel) for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which Nexell assumes, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense. Nexell further agrees that it will not, without the prior written consent of Odyssey, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Odyssey or any other Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Odyssey and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

         9.3. Nexell agrees that if any indemnification sought by an Indemnified Person pursuant to these indemnification provisions is held by a court to be unavailable for any reason other than as specified in the second sentence of
Section 9.1, then (whether or not Odyssey is the Indemnified Person), Nexell and Odyssey will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to Nexell, on the one hand, and Odyssey, on the other hand, in connection with Odyssey's engagement referred to above and also the relative fault of Nexell, on the one hand, and Odyssey, on the other hand, as well as any other relevant equitable considerations. It is hereby agreed that for purposes of this Section 9.3, the relative benefits to Nexell, on the one hand, and Odyssey, on the other hand, with respect to Odyssey's engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by Nexell or Nexell stockholders, claims holders or contract parties, as the case may be, pursuant to the transaction, whether or not consummated, for which Odyssey is engaged to render financial advisory services, bears to (ii) the fee paid or proposed to be paid to Odyssey in connection with such engagement. It is agreed that it would not be just and equitable if contribution pursuant to this Section 9.3 were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this Section 9.3.

         9.4. Nexell further agrees that it will promptly reimburse Odyssey and any other Indemnified Person hereunder for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by Odyssey or such other Indemnified Person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Odyssey or any other Indemnified Person is a party) and in enforcing this Section 9.

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         9.5. Nexell indemnity, contribution, reimbursement and other obligations under this Section 9 shall be in addition to any liability that Nexell may otherwise have, at common law or otherwise, and shall be binding on Nexell successors and assigns.

         9.6. The indemnification provisions of this Section 9 shall apply to the engagement referenced in this Agreement, activities relating to this Agreement occurring prior to the date hereof, and any subsequent modification of or amendment to this Agreement, and shall remain in full force and effect following the termination of this Agreement.

Section 10. Amendment.

         No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

Section 11. Notices.

         Any notice required or permitted to be provided hereunder will be in writing and delivered by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery; (c) reputable overnight courier service, freight prepaid; or (d) by fax; addressed as follows:

            Odyssey:      Odyssey Capital Group, LLC
                          302 North First Avenue, 9/th/ Floor
                          Phoenix, Arizona 85003
                          Telephone: 602-432-7971
                          Facsimile: 602-258-6288
                          Attn: Grant Lyon
                          Email: glyon@odycap.com

            Nexell:       Nexell Therapeutics, Inc.
                          9 Parker
                          Irvine, California 92618
                          Attn: William A. Albright, Jr.
                          Telephone: 949-470-6485
                          Facsimile: 949-609-6812


Section 12. Entire Agreement.

         This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.

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Section 13. Severability.

         The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14. Governing Law; Consent to Jurisdiction.

         The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof. Nexell and Odyssey hereby irrevocably and unconditionally consents to the jurisdiction of the state and federal courts located in Orange County, California for any action, suit or proceeding arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding related thereto except in such courts. Nexell and Odyssey hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the state or federal courts located in Orange County, California and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in such courts has been brought in any inconvenient forum. Nexell and Odyssey further agree that service of any process, summons, notice or document by U.S. registered mail to their respective corporate addresses set forth in Section 11 above shall, be effective service of process of any action, suit or proceeding brought against it in the state and federal courts located in Orange County, California.

Section 15. Counterparts.

         This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

Section 16. Unenforceable Terms.

         Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement.

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Section 17. Further Assurances.

         From time to time each of Nexell and Odyssey will execute and deliver such further instruments and will take such other action as the other party may reasonably request in order to discharge and perform its obligations and agreements thereunder and to give effect to the intentions expressed in this Agreement.

Section 18. Third Party Beneficiaries.

         This Agreement is not intended to confer any rights upon any creditor or partner of Nexell, or any other person or entity not a party hereto other than the Indemnified Persons referenced in Section 9.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           Nexell Therapeutics, Inc.,
                           a Delaware corporation


                           By:__________________________________________________
                              Name:  William A. Albright, Jr.
                              Title: CEO and President



                           ODYSSEY CAPITAL GROUP, LLC,
                           an Arizona limited liability company


                           By:__________________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________

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